SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.  20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): September 25, 2009

PLASTINUM POLYMER TECHNOLOGIES CORP.

(Exact Name of Registrant as Specified in its Charter)

Delaware	0-52128	20-4255141

(State or Other Jurisdiction	(Commission	(IRS Employer
of Incorporation)	File Number)	Identification No.)

10100 Santa Monica Blvd., Suite 300
Los Angeles, CA 90067

(Address of Principal Executive Offices)  (Zip Code)

Registrant's telephone number, including area code: (310) 651-9972

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.  Entry into a Material Definitive Agreement.

On September 25, 2009, the Registrant entered into a Note Purchase Agreement with Richard von Tscharner (the “Investor”) pursuant to which the Registrant sold and issued to the Investor a Convertible Promissory Note in the principal amount of $2,000,000 (the “Note”).  The Note accrues interest at a rate of 10% per annum and matures on June 15, 2012.  The Note is convertible into shares of Common Stock at an initial conversion price of $0.24 per share or a total of 8,333,333 shares, subject to adjustment as contained in the Note, the form of which is attached to the Note Purchase Agreement, a copy of which is attached as Exhibit 10.1 hereto and incorporated herein by reference in its entirety.  Pursuant to the Note Purchase Agreement, among other things, (i) the Registrant is obligated to register for resale under the Securities Act the shares of Common Stock issuable upon conversion of the Note by October 31, 2009 and (ii) the Registrant’s obligation to register for resale under the Securities Act the shares of Common Stock issuable upon conversion of a Convertible Promissory Note previously purchased by the Investor on June 15, 2009 has been extended to October 31, 2009.

Item 3.03 Material Modification to Rights of Security Holders.

As a result of the September 25, 2009 issuance of the Note described under Item 1.01 above and pursuant to the terms of the Series B-1 Convertible Preferred Stock, the conversion price of all outstanding shares of Series B-1 Convertible Preferred Stock has been reduced to $0.35 per share.

Item 9.01 Financial Statements and Exhibits.

Exhibit	Description of Exhibit

10.1	Note Purchase Agreement between the Registrant and Richard von Tscharner, dated September 25, 2009.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PLASTINUM POLYMER TECHNOLOGIES CORP.

Dated: September 29, 2009	By:	/s/ Jacques Mot
Jacques Mot
President and CEO